                                                                    EXHIBIT 99.1



                                                                    NEWS RELEASE

Contact:                                                   For Immediate Release
James B. Jaqua                                                 November 21, 2001
(909) 784-5771 Ext. 101

                                  HEMET BANCORP
                             ANNOUNCES COMPLETION OF
                       BANK HOLDING COMPANY REORGANIZATION

        RIVERSIDE, CA, November 21, 2001 (NASDAQ Bulletin Board: HMET.OB) - James B. Jaqua, President and Chief Executive Officer of Hemet Bancorp announced that on November 21, 2001, the bank holding company reorganization of The Bank of Hemet was completed. The Bank of Hemet is now wholly-owned by Hemet Bancorp. In the reorganization, outstanding shares of common stock of The Bank of Hemet were converted into an equal number of shares of common stock of Hemet Bancorp. The bank holding company was approved by the appropriate state and federal regulators and the shareholders of The Bank of Hemet.

        Effective Friday, November 23, 2001, the common stock of Hemet Bancorp will be traded on the NASDAQ Bulletin Board under the symbol HMET.OB. The last trading day for the Bank's symbol of BHEM.OB on the NASDAQ Bulletin Board will be Wednesday, November 21, 2001.

        The Bank of Hemet will not have an annual meeting of shareholders to elect directors in 2001, however, Hemet Bancorp will conduct an annual meeting of shareholders to elect directors in the second quarter of 2002.

        The Bank of Hemet was established in 1974 and operates five banking offices in Riverside County, which specialize in providing both consumer and business banking services.

                                     ######